Exhibit 5.1
OPINION
[Siemens letterhead]
December 3, 2008
Siemens Aktiengesellschaft
Wittelsbacherplatz 2
D-80333 Munich
Federal Republic of Germany
Ladies and Gentlemen:
     I am the General Counsel Corporate and Finance of Siemens Aktiengesellschaft, a stock corporation organized under the laws of the Federal Republic of Germany (the “Company”). In that capacity, I am familiar with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission in connection with the registration, under the United States Securities Act of 1933, as amended (the “Securities Act”), by the Company of 6,000,000 Ordinary Shares, no par value, of the Company (the “Shares”) that may be issued pursuant to the Siemens Share Matching Plan (the “Plans” and each, individually, a “Plan”).
1.	In connection with this opinion letter, I have (i) examined a signed original of the Registration Statement, including the copy of the Plan as approved by the Company that is attached as an exhibit thereto; and (ii) examined such other records, documents, certificates, agreements or other instruments, and made such other inquiries, as I have deemed necessary to enable me to render the opinion expressed below.

2.	In rendering the opinion expressed below, I have relied, without independent verification, upon the following assumptions:
i.	the authenticity of all documents submitted to me as originals;

ii.	the conformity with their respective original documents of all documents submitted to me as photocopies and the authenticity of the originals of such photocopied documents;

iii.	the genuineness of all signatures on all documents submitted to me;

iv.	that any natural person signing any agreement, instrument or other document was legally competent at the time of execution; and

v.	that the Registration Statement will have become effective under the Securities Act.
3.	Based on the foregoing, and subject to the limitations described below, I am of the opinion that the Shares, when issued in accordance with the terms of the Plan, will have been duly authorized and validly issued and will be fully paid and non-assessable.

4.	The opinion expressed above is subject to the following limitations:
i.	the opinion is subject to the laws of the Federal Republic of Germany, and I express no opinion as to the laws of any other jurisdiction; and

ii.	the opinion is based on facts existing on the date hereof of which I am aware and shall not be deemed to relate to facts and conditions prevailing, or laws and regulations in effect, at any time after the date hereof.

28

     This opinion is delivered to you for your use solely in connection with the Registration Statement and may not be used for any other purpose without my prior written consent. I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to myself in the Registration Statement. In giving this consent, however, I do not admit that I am a member of that class of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Solms U. Wittig
Solms U. Wittig
General Counsel Corporate and Finance

29